EXHIBIT 99.1

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2007

SECOND QUARTER RESULTS

ATLANTA, Georgia (February 14, 2007) – SunLink Health Systems, Inc. (AMEX: SSY) today announced a net loss for its second fiscal quarter ended December 31, 2006 of $494,000, or a loss of $0.07 per fully diluted share, compared to net earnings of $902,000, or $0.11 per fully diluted share, for the quarter ended December 31, 2005. For the six months ended December 31, 2006, SunLink reported net earnings of $56,000 or $0.01 per fully diluted share, compared to net earnings of $2,005,000, or $0.26 per fully diluted share, for the comparable period a year ago.

SunLink reported a loss from continuing operations of $463,000, or a loss of $0.06 per fully diluted share, for the quarter ended December 31, 2006, compared to earnings from continuing operations of $917,000, or $0.12 per fully diluted share, for the comparable quarter a year ago. SunLink reported earnings from continuing operations of $5,000, or $0.00 per fully diluted share, for the six months ended December 31, 2006, compared to earnings from continuing operations of $2,001,000, or $0.26 per fully diluted share, for the comparable period a year ago.

The company had an operating loss from continuing operations for the quarter ended December 31, 2006 of $376,000 compared to an operating profit for the quarter ended December 31, 2005 of $1,954,000. The operating loss for the quarter ended December 31, 2006 included $252,000 of negative prior year third-party payor settlements, $244,000 of severance expense and increased provisions for bad debt expense. Operating profit for the quarter ended December 31, 2005 included $462,000 of negative prior year third-party payor settlements. Bad debt expense increased to 13.2% of net revenues for the quarter ended December 31, 2006 compared to 10.9% for the same period last year due primarily to higher self-pay net revenues. The company’s operating profit from continuing operations for the six months ended December 31, 2006 was $686,000 compared to an operating profit for the six months ended December 31, 2005 of $3,899,000.

Consolidated net revenues from continuing operations for the quarters ended December 31, 2006 and 2005 were $34,076,000 and $32,242,000, respectively, an increase of 5.7% in the current year. The increased net revenues in the current year resulted primarily from a 6.6% increase in equivalent admissions and a 1.1% increase in admissions. Consolidated net revenues from continuing operations for the six months ended December 31, 2006 and 2005 were $68,559,000 and $66,141,000, respectively, an increase of 3.7% in the current year. The increased net revenues in the current year’s six months resulted primarily from a 3.8% increase in equivalent admissions.

Robert M. Thornton, Jr., Chairman and CEO, stated, “Despite the cost and bad debt challenges we faced this quarter, we are confident that our business model is sound. Our primary focus has been to improve our facilities, as evidenced by the approximately $10,600,000 of capital we have invested in them over the past 18 months. We have also recruited six new physicians during the first half of this fiscal year, including one specialist and five primary care physicians, to further improve the medical care we offer in the communities we serve. And, to support our growth initiatives, we are continuing to seek selective hospital acquisition opportunities that will benefit the communities in which they are located and enhance shareholder value.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on February 14, 2007 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-847-7861. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1034948 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2007 SECOND QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Net Revenues	$34,076	$32,242	$68,559	$66,141
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,382	16,171	35,093	32,346
Provision for bad debts	4,488	3,519	9,181	7,387
Supplies	4,040	3,529	7,789	7,151
Purchased services	2,239	2,082	4,403	4,232
Other operating expenses	4,510	3,599	7,863	8,352
Rents and leases	689	604	1,414	1,222
Depreciation and amortization	1,104	784	2,130	1,552

Operating Profit (Loss)	(376)	1,954	686	3,899

Interest Expense	(333)	(286)	(650)	(561)
Interest Income	7	19	15	39

Earnings (Loss) from Continuing Operations before Income Taxes	(702)	1,687	51	3,377
Income Tax (Expense ) Benefit	239	(770)	(46)	(1,376)

Earnings (Loss) from Continuing Operations	(463)	917	5	2,001
Earnings (Loss) from Discontinued Operations, net of income taxes	(31)	(15)	51	4

Net Earnings (Loss)	$(494)	$902	$56	$2,005

Earnings (Loss ) Per Share from Continuing Operations:
Basic	$(0.06)	$0.13	$0.00	$0.28

Diluted	$(0.06)	$0.12	$0.00	$0.26

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.00)	$0.01	$0.00

Diluted	$(0.00)	$(0.00)	$0.01	$0.00

Net Earnings (Loss) Per Share:
Basic	$(0.07)	$0.12	$0.01	$0.28

Diluted	$(0.07)	$0.11	$0.01	$0.26

Weighted Average Common Shares Outstanding:
Basic	7,346	7,242	7,337	7,224

Diluted	7,346	7,860	7,822	7,825

SUMMARY BALANCE SHEETS	December 31, 2006	June 30, 2006
ASSETS
Cash and Cash Equivalents	$890	$1,084
Other Current Assets	26,073	26,825
Property Plant and Equipment, net	43,403	41,155
Long-term Assets	5,360	5,239

	$75,726	$74,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$25,650	$22,295
Long-term Debt and Other Noncurrent Liabilities	15,431	17,656
Shareholders’ Equity	34,645	34,352

	$75,726	$74,303